CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-271019, 333-280689 and 333-284166 on Form S-8 and Nos. 333-268888 and 333-268888 on Form S-3 of our reports dated February 18, 2026, relating to the financial statements of NewAmsterdam Pharma Company N.V. and the effectiveness of New Amsterdam Pharma Company N.V.’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte Accountants B.V.

Eindhoven, the Netherlands

February 18, 2026